EXHIBIT 17-1

PAPERFREE MEDICAL SOLUTIONS, INC.

(the "Company")

Officer and Director Resignation

I hereby resign as Director and Officer of the Company, effective immediately.

Dated: December 17th, 2009

/s/: Michael Gelmon
Michael Gelmon